Exhibit 10.10

 BOARD OF DIRECTORS AGREEMENT

This Board of Directors Agreement ("Agreement") made as of September 1st, 2016 by and between Jupiter Gold Corporation, a Marshall Islands corporation, with its principal place of business at Rua Vereador João Alves Praes nº 95-A, Olhos D'Água, MG 39398-000, Brazil (the "Company") and Ambassador Christopher Westdal, a Canadian resident ("Director"), with a mailing address at 3 Winnisic Chelsea, Quebec J9B 2L5, Canada, provides for services, according to the following terms and conditions:

I.      Services Provided

The Director shall serve on the Board of Directors of the Company and provide those services required of a director under the Company's Certificate of Incorporation and Bylaws, as both may be amended from time to time ("Articles and Bylaws") and under the Business Corporations Act of the Marshall Islands, the United States of America federal securities laws and other state and federal laws and regulations, as applicable.

Director shall also serve in the officer position of Vice President of the Company while concurrently serving as a director until such time as determined by the Board of Directors of the Company.

II.      Nature of Relationship

The Director is an independent contractor and will not be deemed an employee of the Company. The Director shall not enter into any agreement or incur any obligations on the Company's behalf, except as part of action approved by the Board of Director in accordance with the Articles and By-laws and Marshall Islands law.

The Company will supply, at no cost to the Director: periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under the Company's Articles and Bylaws or the charter of any committee of the board on which the Director serves and any other materials which may, by mutual agreement, be necessary for performing the services requested under this Agreement.

III.      Director's Warranties

The Director warrants that no other party has exclusive rights to his services in the specific areas in which the Company is conducting business and that the Director is in no way compromising any rights or trust between any other party and the Director or creating a conflict of interest as a result of his participation on the Board of Directors of the Company. The Director also warrants and covenants that so long as the Director serves on the board of the directors of the Company, the Director will not enter into another agreement that will create a conflict of interest with this Agreement. The Director further warrants and covenants that he will comply with all applicable state and federal laws and regulations.

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Throughout the term of this Agreement, the Director agrees he will not, without obtaining the Company's prior written consent, directly or indirectly engage or prepare to engage in any activity in competition with any the Company's business or products, including products in the development stage, accept employment or provide services to (including service as a member of a board of directors) a competitor of the Company, or establish a business in competition with the Company.

IV.      Compensation

A.    Equity Compensation

Under the Company's 2016 Incentive Plan, on the 1st of each month, starting on September 1st, 2016, the Director shall receive non-qualified stock options to purchase 2,500 shares of common stock of the Company at  an exercise price equal to the Current Strike Price (as hereinafter defined)  of and a five-year expiration time. These options shall be fully vested on issuance. These options shall be exercisable for cash or on a cashless exercise basis. The number of shares subject to the option and Current Strike Price shall be subject to appropriate adjustment in the case of stock splits, stock dividends and recapitalizations.

The Current Stock Price shall be the fair market value, as determined by the Board of the Directors of the Company from time to time, provided that, if the Company's shares are traded on an exchange or over the counter, then the Current Stock Price shall be the average of the closing prices of the Company's common stock for the last 10 (ten) trading days. The Current Stock Price for the initial issuance on September 1st, 2016 is $1.00 per share.

Under the Employer's 2016 Incentive Plan, the Employee shall receive non-qualified stock options to purchase 50,000 shares of common stock of the Company, with an exercise price of $1.25 per share and a five-year expiration time if and when the Company receives notice from the SEC of the effectiveness of its Form F-1 Registration Statement. These options shall be fully vested on issuance. These options shall be exercisable for cash or on a cashless exercise basis.

B.    Expenses

The Company will reimburse the Director for reasonable expenses approved in advance, such approval not to be unreasonably withheld. Invoices for expenses, with receipts attached, shall be submitted. Such invoices must be approved by the Company's Chief Executive Officer as to form and completeness.

V.      Indemnification

The Company hereby agrees to indemnify, defend, save, and hold harmless the Director from and against all claims, liabilities, causes of action, damages, judgments, attorneys' fees, court costs, and expenses which arise out of or are related to the Director's performance of this Agreement, to the extent provided in the By-laws.  The Company understands that this obligation of indemnification survives the expiration or termination of this Agreement.

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VI.      Term of Agreement

This Agreement shall be in effect from the date hereof through the last date of the Director's current term as a member of the Company's Board of Directors. This Agreement shall be automatically renewed on the date of the Director's re-election as a member of the Company's Board of Directors for the period of such new term unless the Board of Directors determines not to renew this Agreement by giving written notice thereof to the Director. Any amendment to this Agreement must be approved by a written action of the Company's Board of Directors. Amendments to Section IV Compensation hereof do not require the Director's consent to be effective.

VII.      Termination

Except as otherwise provided herein, this Agreement shall automatically terminate upon the death of the Director or upon his resignation or removal from, or failure to win election or re-election to, the Company's Board of Directors.

In the event of any termination of this Agreement, the Director agrees to return or destroy any materials transferred to the Director under this Agreement, except as may be necessary to fulfill any outstanding obligations hereunder.  The Director agrees that the Company has the right of injunctive relief to enforce this provision.

The Company's and the Director's continuing obligations hereunder in the event of such termination shall be subject to the terms of Section XIV hereof.

VIII.      Limitation of Liability

Under no circumstances shall the Company be liable to the Director for any consequential damages claimed by any other party as a result of representations made by the Director with respect to the Company which are materially different from any to those made in writing by the Company.

Furthermore, except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this Agreement when such delay or failure is caused by government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party.

IX.      Confidentiality

The Director agrees to confidentiality of the Company's information.

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X.      Resolution of Dispute

Except to the extent that the matter primarily involves an interpretation of the Articles or By-laws (in which case it shall be governed by Marshall Islands law), any dispute regarding this Agreement (including, without limitation, its validity, interpretation, performance, enforcement, termination and damages) shall be determined in accordance with the laws of the State of California, United States of America.  Any action under this paragraph shall not preclude any party hereto from seeking injunctive or other legal relief to which each party may be entitled.

XI.      Sole Agreement

This Agreement (including agreements executed in substantially in the form of the exhibits attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements, and may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

XII.      Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XIII.      Notices

Any and all notices, requests and other communications required or permitted hereunder shall be in writing, registered mail,, to each of the parties at the addresses set forth above or the numbers set forth below:

The Director:	Ambassador Christopher Westdal
3 Winnisic Chelsea, Quebec J9B 2L5 Canada

The Company:	Jupiter Gold Corporation
Rua Vereador João Alves Praes nº 95-A Olhos D'Água, MG 39398-000 Brazil

Any such notice shall be deemed given when received and notice given by registered mail shall be considered to have been given on the tenth (10th) day after having been sent in the manner provided for above.

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XIV.      Survival of Obligations

Notwithstanding the expiration or termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, the Company's obligation to make any fees and expense payments required pursuant to Section IV and/or the Company's indemnification obligations set forth in Section V hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

XV. Attorneys' Fees

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of a dispute, breach or default in connection with any of the provisions hereof, the successful or substantially prevailing party (including a party successful or substantially prevailing in defense) shall be entitled to recover its actual attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

XVI.      Severability

Any provision of this Agreement which is determined to be invalid or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ CHRISTOPHER WESTDAL
CHRISTOPHER WESTDAL

/s/ Marc Fogassa
JUPITER GOLD CORPORATION
Marc Fogassa, CEO

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